Exhibit 10.3
January 5, 2022

Re: Offer Letter

Dear Liana,

On behalf of Xos, Inc. (the “Company”), I am pleased to offer you employment with Xos, Inc. in the position of “Corporate Controller” beginning on January 31, 2022 (the “Start Date”). In that position, you will report to Kingsley Afemikhe, CFO, of the Company.

Beginning on the Start Date, you will be paid a base salary at a bi-weekly rate of $8,346.15 equivalent to $217,000 annually. Your compensation will be paid in regular installments in accordance with the Company’s regular payroll process, and subject to applicable tax and other withholdings. This is a fulltime, exempt position and assumes a 40-hour work week, however as an exempt employee, you will not be eligible for any overtime pay if your work week exceeds 40 hours.

Restricted Stock Unit Award: Subject to approval by the Compensation Committee of the Board of Directors or its delegate, you will be granted a restricted stock unit award with a grant date value of approximately $211,500, based on a trailing average closing price of our stock. The award will vest over four years, with 25% vesting after one year, and the remaining 75% in equal installments on a quarterly basis thereafter, subject to your continued employment with the Company on each applicable vesting date. The award will be governed by the terms and conditions included in the applicable award form and the Company’s 2021 Equity Incentive Plan.

Signing Cash Bonus: You will be paid a one-time signing bonus in the amount of $40,000 on the first payroll date following the Start Date. If your employment is terminated by the Company for cause or if you terminate your employment voluntarily prior to the one-year anniversary of your Start Date, you agree to repay the full amount of the signing bonus within 30 days following your termination date.

Signing Restricted Stock Unit Award: Subject to the approval by the Compensation Committee of the Board of Directors or its delegate, you will be granted a sign on restricted stock unit award with a grant date value of approximately $30,000, based on a trailing average closing price of our stock. The award will vest over four years, with 25% vesting after one year, and the remaining 75% in equal installments on a quarterly basis thereafter, subject to your continued employment with the Company on each applicable vesting date. The award will be governed by the terms and conditions included in the applicable award form and the Company’s 2021 Equity Incentive Plan.

Performance-Based Bonus: In addition to the above base salary, you will be eligible to participate in a performance-based bonus opportunity as set forth herein. Your target annual bonus opportunity will be 25% of your then current annual base salary. Actual payment will be determined based both on individual performance against performance criteria established by the CFO or CEO of the Company and overall company performance. Any bonus for a fiscal year will be paid after the close of that fiscal year. Payment of any such bonus is subject to your continued employment with the Company.

Employee Benefits: As a regular employee of the company, you will be eligible to participate in a number of Company-sponsored benefits, which currently include health, dental, vision and life insurance benefit plans.

At-Will Employment: Your employment with the Company is “at will,” and thus you or the Company may terminate your employment at any time, with or without cause or advance notice. The Company reserves the right, in its sole discretion, to change your compensation and/or employee benefits at any time on a prospective basis.

Additional Agreements: As a condition of your employment, you agree to execute any additional agreements required by the Company at the start of your employment, including the Company’s standard form of Proprietary Information and Inventions Agreement (“PIIA”). This includes any agreements that relate to your confidentiality or intellectual property assignment obligations to the Company. You further agree that at all times during your employment (and following your employment, as applicable), you will be bound by, and will fully comply with, these additional agreements.

Non-Competition During the Term of Employment. Because of Company's legitimate business interest as described herein and the good and valuable consideration offered to you in connection with this Offer Letter, including, without limitation, access to certain confidential information as described in the Confidentiality Agreement, during the term of your employment you agree and covenant not to engage in any Prohibited Activity (as defined below) within (i) the state of California or (ii) a 100-mile radius of any city in which Company has a business location. You agree to waive any objection to the validity of this covenant and acknowledge that these limited prohibitions are reasonable as to time, geographical area and scope of activities to be restrained and that these limited prohibitions do not impose a greater restraint than is necessary to protect the Company’s goodwill, proprietary information and other business interests.

For purposes of this section entitled “—Non-Competition”, "Prohibited Activity" is activity in which you contribute your knowledge, directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, agent, employee, partner, director, stockholder, officer, volunteer, intern, or any other similar capacity to an entity engaged in (i) the same or similar business as the Company; (ii) the design, development, distribution, or sale of a product or service in competition with any product or service being marketed or planned by the Company, including, without limitation those engaged, in whole or in part, in the business of designing, manufacturing, developing, distributing or selling electric- or hybrid- vehicles, electric batteries for vehicles, or any service related thereto. Prohibited Activity also includes activity that may require or inevitably requires disclosure of trade secrets, proprietary information, or Confidential Information as set forth in the Confidentiality Agreement.
Nothing herein shall prohibit you from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and that you are not a controlling person of, or a member of a group that controls, such corporation.

This section entitled “—Non-Competition” does not, in any way, restrict or impede you from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. You agree to promptly provide written notice of any such order to lead counsel of the Company.

Non-Solicitation of Employees. You agree and covenant not, without written permission of an officer of the Company or an affected affiliate, to, directly or indirectly (i) solicit; employ; retain; hire; recruit; attempt to solicit, employ, retain, hire, or recruit; or induce the termination of employment of any employee of the Company or person who was employed by the Company during the 6-month period prior to such solicitation, employment or retainer; (ii) encourage any such person not to devote his or her full business time to the Company; (iii) agree to hire or employ any such person; or (iv) attempt to any of the foregoing, in each case during the Restricted Period.

Contingencies: This offer is contingent upon the successful completion of any background or reference checks desired by the Company. For purposes of federal immigration law, you will be required to provide the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three business days following the start of your employment, or our employment relationship with you may be terminated.

Additional Terms and Conditions of Offer:

Entire Agreement: This employment agreement, along with the PIIA, and other onboarding documents set forth the terms and conditions of your employment with the Company, and supersedes any prior representations or agreements concerning your employment with the Company, whether written or oral. You acknowledge and agree that you are not relying on any statements or representations concerning the Company or your employment with the Company except those made in this agreement. This employment agreement may not be modified or amended except by a written agreement signed by you and an authorized officer of the Company.

This offer of employment will expire Friday, January 7, 2022, at 5:00 pm.

Liana, we are excited by the prospect of you joining the Company.

Sincerely,
Xos, Inc.

By:    /s/ Dakota Semler
Name:    Dakota Semler
Title:    CEO

* * * ** ** ** * ** ** ** ** * ** ** ** ** * ** ** * *

I hereby agree to and accept employment with the Company on the terms and conditions set forth in this offer letter.

By:    /s/ Liana Pogosyan
Liana Pogosyan
Dated: 01/07/2022